Exhibit 10.32

EXECUTION COPY

AMENDMENT NO. 1

TO

SECURITIES PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 (the “Amendment”), dated January 16, 2009, amends that certain Securities Purchase Agreement, dated as of January 4, 2009 (the “Agreement”), by and between La Jolla Pharmaceutical Company, a Delaware corporation (the “Company”), and BioMarin Pharmaceutical Inc., a Delaware corporation (the “Purchaser”).

RECITALS

A. WHEREAS, the Purchaser and the Company are parties to the Agreement, which provides for the issuance of shares of the Company’s Series B Convertible Preferred Stock on the terms set forth therein;

B. WHEREAS, Exhibit A to the Agreement sets forth the form of Certificate of Designation to be filed with the Delaware Secretary of State to designate the rights, preferences and privileges of the Company’s Series B-1 Convertible Preferred Stock (the “Certificate”);

C. WHEREAS, the Certificates of Designation to be filed with respect to the Company’s Series B-2 Convertible Preferred Stock and Series B-3 Convertible Preferred Stock are to be in substantially the form of the Certificate, with any appropriate adjustments needed to reflect the issuance price for such shares;

D. WHEREAS, under the terms of the Certificate, the Series B Convertible Preferred Stock is convertible into Common Stock at an initial ratio of one-for-three (i.e., three shares of Common Stock for every one share of Series B Convertible Preferred Stock); and

E. WHEREAS, the Company and the Purchaser wish to amend the form of Certificate and certain related terms of the Agreement to change the initial conversion ratio for the Common Stock to one-for-thirty (i.e., thirty shares of Common Stock for every one share of Series B Convertible Preferred Stock).

Now therefore, in consideration of the foregoing, the parties agree as follows:

1. Section 1.2 of the Agreement is amended and restated in its entirety as follows:

“1.2 Purchase and Sale. Subject to the terms and conditions of this Agreement and the Collaboration Agreement, on the date hereof, the Company agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Company, 339,104 Shares (the “Initial Investment”) at a purchase price per share of $22.1171, in the case of the Initial Closing, or, in the case of a Subsequent Closing (as defined below) at a price per common share equivalent (based on the conversion ratio provided for in the applicable Certificate of Designation, as adjusted) equal to one hundred ten percent (110%) of the average closing price of the Common Stock of the Company as reported on the NASDAQ stock market or such other reporting service as the stock is then quoted if not then quoted on NASDAQ (and if not then traded at the value determined by an investment bank selected consistent with the provisions of Section 14.3 of the Collaboration Agreement), for the ten (10)

consecutive trading days commencing five (5) trading days immediately prior to the date the Company has publicly announced the event that triggered such payment (i.e., the P-Value Achievement, or in the case of such payment where there is no P-Value Achievement, the Company’s first public announcement of the results of the Second Interim Efficacy Analysis or the first public announcement of the approval of an NDA for the Product under Section 7.13 of the Collaboration Agreement (the “Announcement of Results”)). Notwithstanding the foregoing, in no event will the price per common equivalent for the Shares issued in a Subsequent Closing (based on the conversion ratio provided for in the applicable Certificate of Designation, as adjusted) be less than $0.73724.

2. Exhibit A, as attached to the Agreement, is hereby amended and restated in its entirety and is replaced with Exhibit A attached to this Amendment. The defined term “Certificate of Designation,” as used in the Agreement, shall hereafter be deemed to refer to the Certificate of Designation for the Series B-1 Convertible Preferred Stock attached as Exhibit A to this Amendment.

3. Section 3.3 is hereby amended to substitute 37,301,327 for 37,301,387.

4. Undefined capitalized terms used in this Amendment shall have the meanings ascribed to them in the Agreement.

5. Except as expressly set forth in this Amendment, all other terms of the Agreement shall remain in full force and effect and once this Amendment is executed by the parties hereto, all references in the Agreement to “the Agreement” or “this Agreement,” as applicable, shall refer to the Agreement, as modified by this Amendment.

6. This Amendment shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed entirely within such State without regard to conflict of laws principles thereof.

7. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

PURCHASER:	BIOMARIN PHARMACEUTICAL INC.

	By:	/s/ G. Eric Davis
		Name:	G. Eric Davis
		Title:	VP, General Counsel

COMPANY:	LA JOLLA PHARMACEUTICAL COMPANY

	By:	/s/ Deirdre Y. Gillespie
		Name:	Deirdre Y. Gillespie
		Title:	President and Chief Executive Officer

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EXHIBIT A

Certificate of Designation

LA JOLLA PHARMACEUTICAL COMPANY

CERTIFICATE OF DESIGNATIONS

OF

SERIES B-1 CONVERTIBLE PREFERRED STOCK

(Pursuant to Section 151 of the Delaware General Corporation Law)

La Jolla Pharmaceutical Company, a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Section 151(g) of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation as of December 18, 2008:

RESOLVED, that the Board of Directors of the Corporation pursuant to authority expressly vested in it by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, hereby authorizes the issuance of a series of preferred stock designated as the Series B-1 Convertible Preferred Stock, par value $0.01 per share, of the Corporation and hereby fixes the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Amended and Restated Certificate of Incorporation of the Corporation which are applicable to the preferred stock of all classes and series) as follows:

SERIES B-1 CONVERTIBLE PREFERRED STOCK

1. Designation, Amount and Par Value. The series of preferred stock shall be designated as the Corporation’s Series B-1 Convertible Preferred Stock (the “Series B-1 Preferred Stock”), and the number of shares so designated shall be 339,104. Each share of Series B-1 Preferred Stock shall have a par value of $0.01 per share.

2. Liquidation; Dissolution or Winding Up. In the event of any liquidation (other than a liquidation following an M&A Event (as defined below)), dissolution or winding up (either voluntary or involuntary) of the Corporation, subject to the rights of any series of Preferred Stock or other class of stock of the Corporation whose terms expressly provide that it ranks senior to the Series B-1 Preferred Stock as to dividends and distributions, upon dissolution or winding up of the Corporation (the “Senior Stock”), the holders of Series B-1 Preferred

Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”) and pari passu with any distribution of any of the assets of the Corporation to the holders of any other series of Preferred Stock or other class of stock of the Corporation whose terms expressly provide that they rank pari passu with the Series B-1 Preferred Stock as to dividends and distributions upon the liquidation, dissolution or winding up of the Corporation (“Parity Stock”) by reason of their ownership thereof, an amount per share equal to the sum of (i) $22.1171, plus (ii) an amount equal to accrued but unpaid dividends on such share. If upon the occurrence of such event, the assets and funds to be distributed among the holders of the Series B-1 Preferred Stock and the Parity Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts that such holders are entitled to, then, the entire assets and funds of the Corporation remaining legally available for distribution shall be distributed ratably among the holders of the Series B-1 Preferred Stock and the Parity Stock in proportion to their respective liquidation preferences. The Corporation shall mail to each holder of Series B-1 Preferred Stock, at least ten (10) days prior to any liquidation event, a notice setting forth the date on which such event is expected to become effective and the type and amount of anticipated proceeds per share of Common Stock to be distributed with respect thereto and shall afford each such holder the opportunity to convert such shares of Series B-1 Preferred Stock into Common Stock pursuant to Section 5 (conditional upon the consummation of such liquidation event) prior to the consummation thereof.

3. Consolidation; Merger; Sale of Assets; Stock Splits; Consolidations, Etc.

(a) Mandatory Conversion. In case the Corporation shall consummate any consolidation, merger or sale of all or substantially all of the assets of the Corporation (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in Sections 3(b) or 6 hereof) (each, an “M&A Event”), then immediately prior to consummation of such consolidation, merger or asset sale, all shares of Series B-1 Preferred shall automatically be converted into Common Stock in accordance with the ratio provided in Section 5(a) and the procedures described in Section 5(b). The conversion of the shares shall take place without regard to the delivery of certificates to the Corporation as provided for in Section 5(b).

(b) In the event the Corporation shall (i) effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater number of shares of Common Stock (without a corresponding subdivision of the Series B-1 Preferred Stock), then the Series B-1 Conversion Rate in effect immediately before that subdivision shall be proportionately increased; or (ii) effect a combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a lesser number of shares of Common Stock (without a corresponding combination or consolidation of the Series B-1 Preferred Stock), then the Series B-1 Conversion Rate in effect immediately before that combination or consolidation shall be proportionately decreased. Any adjustment under this Section shall become effective at the close of business on the date the subdivision, combination or consolidation becomes effective.

4. Mandatory Conversion Upon Termination of Development Agreement. Immediately upon termination of that certain Development and Commercialization Agreement dated as of January 4, 2009 by and between La Jolla Pharmaceutical Company and BioMarin CF Limited for any reason in accordance with the terms thereof, each share of Series B-1 Preferred Stock shall automatically be converted into that number of fully paid and nonassessable shares of Common Stock equal to the Series B-1 Conversion Rate. The “Series B-1 Conversion Rate” shall initially be one for thirty (i.e., thirty shares of Common Stock for every one share of Series B-1 Preferred Stock). The “Series B-1 Conversion Rate” shall be subject to adjustment from time to time in accordance with Sections 3 and 6. All references herein to the Series B-1 Conversion Rate herein shall mean the Series B-1 Conversion Rate as so adjusted.

5. Optional Conversion. The holders of the Series B-1 Preferred Stock shall have optional conversion rights as follows, which must be exercised as to all shares of Series B-1 Preferred Stock outstanding:

(a) Conversion Ratio. Subject to Section 5(b) below, each share of Series B-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series B-1 Preferred Stock, into that number of fully paid and non-assessable shares of Common Stock determined by multiplying such share of Series B-1 Preferred Stock and the then-applicable Series B-1 Conversion Rate.

(b) Mechanics of Conversion. Before any holder of Series B-1 Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to this Section 5, such holder shall surrender the certificate or certificates therefor, duly endorsed in blank, at the office of the Corporation or of any transfer agent for the Series B-1 Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names (so long as such certificate is in the name of the holder or an affiliate of the holder) in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B-1 Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B-1 Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Series B-1 Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series B-1 Preferred Stock shall not be deemed to have converted such Series B-1 Preferred Stock until immediately prior to the closing of such sale of securities.

6. Adjustment for Common Stock Dividends, Distributions, Reclassification, Exchange and Substitution.

(a) In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock or other distribution payable in additional shares of Common Stock, then the holders of the outstanding shares of Series B-1 Preferred Stock shall be entitled to receive such dividend or other distribution on an as-converted to Common Stock basis.

(b) If at any time the Common Stock issuable upon the conversion of the Series B-1 Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for in Sections 3 or 6(b)), in any such event each holder of Series B-1 Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series B-1 Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

7. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series B-1 Preferred Stock such number of its shares of Common Stock or other securities into which the Series B-1 Preferred Stock is then convertible as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B-1 Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B-1 Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series B-1 Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

8. Cash and Property Dividends. In the event dividends are paid in cash or property of the Corporation on shares of Common Stock, an additional dividend in cash or property of the Corporation shall be paid with respect to all outstanding shares of Series B-1 Preferred in an amount per share (on an as-if-converted to Common Stock basis) equal to the amount paid or set aside for each share of Common Stock. So long as any shares of Series B-1 Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Parity Stock or Common Stock until all dividends (set forth herein) on the Series B-1 Preferred shall have been paid or declared and set apart. The provisions of this Section shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Common Stock in exchange for shares of any other Common Stock, or (iii) any repurchase of any outstanding securities of the Corporation that is approved by the Corporation’s Board of Directors.

9. No Voting Rights. Except as provided herein, the holders of shares of Series B-1 Preferred Stock shall have no voting rights.

10. No Redemption. The shares of Series B-1 Preferred Stock shall not be redeemable.

11. Reacquired Shares. Any shares of Series B-1 Preferred Stock converted, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Amended and Restated Certificate of Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

12. Notices. Any notice required to be given to the holders of shares of Series B-1 Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to the holder of record at its address appearing on the books of the Corporation.

13. Headings. The headings herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

14. Ranking. The Series B-1 Preferred Stock shall, with respect to distributions of assets in the event of any liquidation (other than a liquidation following an M&A Event), dissolution or winding up of the Corporation rank senior to the Common Stock and the Series A Junior Participating Cumulative Preferred Stock of the Corporation.

15. Amendments. No provision of this Certificate of Designations may be amended, altered or repealed (including by merger, consolidation or otherwise), without the affirmative vote of the holders of a majority of the shares of Series B-1 Preferred Stock then outstanding. Any of the rights of the holders of Series B-1 Preferred Stock set forth herein may be waived by the affirmative vote of the holders of a majority of the shares of Series B-1 Preferred Stock then outstanding. No waiver of any default with respect to any provision, condition or requirement of this Certificate of Designations shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

[END OF TEXT. SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be duly executed as of this 16th day of January, 2009.

LA JOLLA PHARMACEUTICAL COMPANY

By:
Name: Deirdre Y. Gillespie, M.D.
Title: President and Chief Executive Officer